Exhibit 5.1

D: +1 212 225 2632

  dlopez@cgsh.com

November 9, 2022

Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, New Jersey 07083

Ladies and Gentlemen:

We have acted as counsel to Bed Bath & Beyond Inc., a New York corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to its registration statement on Form S-3 (File No. 333-267173) (and including the documents incorporated by reference therein, the “Registration Statement”) filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Post-Effective Amendment relates to the sale from time to time of up to 2,762,444 shares of the Company’s common stock, par value $0.01 per share (the “Selling Stockholder Securities”) by the selling stockholder named therein or in any supplement thereto (the “Selling Stockholder”).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	the Post-Effective Amendment;

(c)	an executed copy of the executed exchange agreement dated November 9, 2022 between the Company and the Selling Stockholder relating to the issuance of the Selling Stockholder Securities;

(d)

copies of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws certified by the Secretary of State of the State of New York and the corporate secretary of the Company, respectively.

Bed Bath & Beyond Inc., p. 2

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and the Selling Stockholder and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Selling Stockholder Securities have been validly issued by the Company and are fully paid and nonassessable.

The foregoing opinion is limited to the Business Corporation Law of the State of New York.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” and in any prospectus supplement related thereto as counsel for the Company that has passed on the validity of the Selling Stockholder Securities, and to the use of this opinion letter as a part (Exhibit 5.1) of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ David Lopez
David Lopez, a Partner